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SELIGMAN VALUE FUND SERIES, INC.

EXHIBIT 77D

Effective March 1, 2010, the fund eliminated its non-fundamental investment policy that no more than 10% of the fund's net assets may be invested in exchange-traded funds.

Effective March 1, 2010, the fund eliminated its non-fundamental investment policy that it may not sell short or maintain a short position.

However, the fund will continue its current policy of seeking approval from the fund's Board of Directors prior to engaging in short sales.

Effective March 1, 2010, the fund eliminated its non-fundamental investment policy it may not invest in rights and warrants if, at the time of acquisition, the investment in rights and warrants would exceed 5% of the fund's net assets, valued at the lower of cost or market.

Effective March 1, 2010, the fund eliminated its non-fundamental investment policy limiting the fund's exposure to access trades to 5% of total assets at the time of purchase.

Effective March 1, 2010, the fund eliminated its non-fundamental investment policy that it may not invest for the purpose of controlling or managing any company.

Effective March 1, 2010, the fund eliminated its non-fundamental investment policy that it may not acquire any securities of a registered open-end investment company or a registered unit investment trust in reliance on subparagraph (F) or subparagraph (G) of Section 12(d)(1) of the 1940 Act.

Effective March 1, 2010, the fund eliminated its non-fundamental investment policy that it may not borrow more than 15% of the value of its total assets. The fund continues to be subject to its fundamental policy that it will not issue senior securities or borrow money, except as permitted by the 1940 Act or any rule thereunder, any SEC or SEC staff interpretations thereof or any exemptions therefrom which may be granted by the SEC.

Effective March 1, 2010, the fund eliminated its non-fundamental investment policy that it does not expect to invest more than 5% of its net assets in illiquid securities. However, there was no change to the fund's 15% limitation with respect to such securities.